Exhibit 2(k)(xv)

                          EXPENSE LIMITATION AGREEMENT

     This EXPENSE LIMITATION AGREEMENT, effective as of March 1, 2001, is made by and between ING Pilgrim Investments, LLC (the "Investment Manager") and Pilgrim Senior Income Fund (the "Fund").

     WHEREAS, the Fund is a Delaware business trust, and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end management investment company, and

     WHEREAS, the Fund operates as a closed-end interval fund pursuant to Rule 23c-3 under the 1940 Act; and

     WHEREAS, the Fund and the Investment Manager have entered into an Investment Management Agreement dated December 15, 2000 ("Management Agreement"), pursuant to which the Investment Manager provides investment management services to the Fund for compensation based on the value of the Managed Assets of the Fund (for purposes of the Management Agreement and this Agreement, Managed Assets means the Fund's average daily gross asset value, minus the sum of the Fund's accrued liabilities (other than liabilities for the principal amount of any borrowings incurred, commercial paper or notes issued by the Fund and the liquidation preference of any outstanding preferred shares)); and

     WHEREAS, the Fund and the Investment Manager have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which the Fund would otherwise be subject;

     NOW, THEREFORE, the parties hereto agree as follows:

1. EXPENSE LIMITATION.

1.1. APPLICABLE EXPENSE LIMIT. To the extent that the Fund Operating Expenses (as defined below) incurred by a class of the Fund in any fiscal year exceed the Maximum Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Investment Manager. Fund Operating Expenses means all of the expenses incurred by the Fund, but excluding interest, taxes, brokerage commissions, leverage expenses (as defined below), other investment-related costs (including without limitation legal fees incurred for loan documentation and transfer in connection with the purchase and sale of Fund assets), extraordinary expenses such as litigation, other expenses not incurred in the ordinary course of the Fund's business, and expenses of any counsel or other persons or services retained by the Fund's Trustees who are not "interested persons," as that term is defined in the 1940 Act, of the Investment Manager. For the purposes of this Agreement, leverage expenses shall mean fees, costs and expenses incurred by the Fund's use of leverage (including, without
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limitation,  expenses  incurred  by  the  Fund  in  creating,  establishing  and maintaining leverage through borrowings or the issuance of preferred shares).

1.2. MAXIMUM OPEN EXPENSE LIMIT. The Maximum Operating Expense Limit in any fiscal year with respect to each class of the Fund shall be the amount specified in Schedule A.

1.3. METHOD OF COMPUTATION. To determine the Investment Manager's obligation with respect to the Excess Amount, each day the Maximum Operating Expense Limit for each class of the Fund shall be calculated in accordance with Schedule A, and the cumulative Fund Operating Expenses for the current fiscal year shall be annualized. If the annualized cumulative Fund Operating Expenses for any day of a class of a Fund exceed the Maximum Operating Expense Limit for that class as of that day, the Fund shall record a receivable from the Investment Manager for the difference. Not less frequently than quarterly, the above described receivables shall be paid by the Investment Manager. The Fund may offset amounts owed pursuant to this Agreement against the advisory fee payable to the Investment Manager.

1.4. YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of payments remitted by the Investment Manager to each class of the Fund with respect to the previous fiscal year shall equal the Excess Amount.

2. RECOUPMENT OF EXPENSE REIMBURSEMENTS.

2.1. RECOUPMENT. If, on any day during which the Management Agreement is in effect, the annualized cumulative Fund Operating Expenses of a class of a Fund for that day are less than the Maximum Operating Expense Limit, the Investment Manager shall be entitled to recoup from such class of the Fund the payments remitted by the Investment Manager to such class of the Fund pursuant to Section 1 hereof (the "Recoupment Amount") during any of the previous thirty-six (36) months, to the extent that such class' annualized cumulative Fund Operating Expenses plus the amount recouped equals, for such day, the Maximum Operating Expense Limit provided in Schedule A, provided that such amount paid to the Investment Manager will in no event exceed the total Recoupment Amount and will not include any amounts previously recouped.

2.2. YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of each class of the Fund for the prior fiscal year (including any recoupment payments hereunder with respect to such fiscal year) do not exceed the Maximum Operating Expense Limit.

3. Term and Termination of Agreement.

     This Agreement shall have an initial term through February 28, 2002. Thereafter, this Agreement shall automatically renew for one-year terms unless the Investment Manager provides written notice of the termination of this Agreement to the Fund at least 30 days prior to the end of the then-current term. In addition, this Agreement shall terminate upon termination of the Management Agreement, or it may be terminated by the Fund, without payment of any penalty, upon ninety (90) days' prior written notice to the Investment Manager at its principal place of business.

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4. MISCELLANEOUS.

4.1. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2. INTERPRETATION. Nothing herein contained shall be deemed to require the Fund to take any action contrary to the Fund's Agreement and Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Fund's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Fund.

4.3. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

4.4. AMENDMENTS. This Agreement may be amended only by a written agreement signed by each of the parties hereto.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

                                     PILGRIM SENIOR INCOME FUND



                                     By: /s/ Daniel A. Norman
                                         ---------------------------------------
                                         Daniel A. Norman
                                         Senior Vice President

                                     ING PILGRIM INVESTMENTS, LLC


                                     By: /s/ Michael J. Roland
                                         ---------------------------------------
                                         Michael J. Roland
                                         Senior Vice President

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                                   SCHEDULE A
                            OPERATING EXPENSE LIMITS

                                           Maximum Operating Expense Limit
                            ---------------------------------------------------
                              Class A       Class B       Class C       Class Q
                              -------       -------       -------       -------
Pilgrim Senior Income Fund    0.90% of      0.90% of      0.90% of     0.90% of
                              Managed       Managed       Managed       Managed
                            Assets plus   Assets plus   Assets plus     Assets
                              0.45% of      1.20% of      0.95% of    plus 0.45%
                              average       average       average     of average
                             daily Net     daily Net     daily Net     daily Net
                               Assets       Assets*        Assets       Assets

* Pursuant to a separate agreement, ING Pilgrim Securities has waived the 0.25% service fee for the period March 1, 2001 through February 28, 2002. Notwithstanding that waiver, such 0.25% service fee shall be treated as though it were being paid by the Fund for the purposes of determining whether the Class B Maximum Operating Expense Limit has been reached.

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